Exhibit 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), is made as of the 22nd day of May, 2025 (the “Effective Date”), by and between (i) each entity identified as an “Seller” on Exhibit A hereto (each individually and collectively, as the context may require, “Seller”), and (ii) each entity identified as a “Purchaser” on Exhibit A hereto (each individually and collectively, as the context may require, “Purchaser”). Seller and Purchaser will sometimes hereinafter be collectively referred to as the “Parties” or, individually, as a “Party”.

WHEREAS, Seller is currently the fee owner of the applicable Property (as defined herein) referenced on Exhibit A hereto, and each entity identified as “Old Operator” on Exhibit A hereto (each individually and collectively, as the context may require, “Old Operator”) is the respective licensed operator of the Facility (as defined herein) thereon;

WHEREAS, Seller desires to sell and Purchaser desires to purchase the Purchased Assets (as defined herein) and other assets subject to the terms and conditions of this Agreement;

WHEREAS, as an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, simultaneous with the completion of the transactions contemplated under this Agreement, Purchaser will enter into a lease agreement (the “Lease”) with each entity identified as “New Operator” on Exhibit A hereto (each individually and collectively, as the context may require, “New Operator”) , pursuant to which Purchaser will lease the Facility to New Operator, and New Operator will be the operator of the Facility, which lease agreement will be in form and substance satisfactory to Purchaser;

WHEREAS, as an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Old Operator will enter into one or more Operations Transfer Agreements with New Operator (each an “OTA” and collectively the “OTA’s”), which agreement will provide for the rights and obligations of the parties thereto relative to the transition of the operations of the Facility from Old Operator to New Operator;

NOW THEREFORE, in consideration of the mutual covenants and provisions herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1. Sale and Purchase of Purchased Assets. Subject to the provisions set forth herein, Seller hereby agrees to sell, convey, assign, deliver and transfer, free and clear of all Liens except for Permitted Exceptions and any occupancy rights of any residents of the Facility, and Purchaser hereby agrees to purchase, acquire and accept from Seller all right, title and interest of every kind and nature in and to all assets owned, licensed or leased by Seller as of the Closing (including indirect and other forms of beneficial ownership), be they real or personal, tangible or intangible, fixed or current, wherever located and by whomever possessed, including, all of the following assets, but excluding the Excluded Assets (collectively, the “Purchased Assets”):

(i) the property consisting of those certain plots, pieces or parcels of land as more particularly described in Exhibit B-1 through B-9 hereto (collectively, the “Land”);

(ii) all Improvements presently or hereafter located in or on the Land (together with the Land, the “Property”), including without limitation, those certain skilled nursing facilities indicated on Exhibit A hereto (each individually and collectively as the context may require, the “Facility”);

(iii) all right, title and interest, if any, of Seller in and to the land lying in the bed of any street or highway in front of or adjoining the Land to the center line thereof;

(iv) all easements, licenses, rights and appurtenances relating to any of the assets identified in the foregoing clauses (i), (ii) and (iii);

(v) all bed rights associated with the Facility;

(vi) all machinery, equipment (including all transportation and office equipment), tools, fixtures, trade fixtures, furniture, furnishings, computer equipment, telephone systems and furniture owned by Seller located at the Facility and used in connection with the ownership of the Facility;

(vii) all office supplies and other miscellaneous supplies, and other tangible property of any kind wherever located, including all property of any kind located in any building, office or other space leased, owned or occupied by Seller other than the personal property owned by New Operator, which may be transferred to New Operator pursuant to the OTA’s (assets identified in clauses (vi) and (vii), collectively, the “Personal Property”);

(viii) all claims, deposits, prepayments, award, prepaid expenses, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature (whether or not known or unknown or contingent or non-contingent) of Seller with respect to the Purchased Assets, including all right, title and interest, if any, of Seller to any unpaid award for (1) any taking by condemnation or (2) any damage to the Land or the Improvements by reason of a change of grade of any street or highway;

(ix) all transferable Permits from all permitting, licensing, accrediting and certifying agencies, and the rights to all data and records held by such permitting, licensing and certifying agencies;

(x) all intangible property not otherwise specified above, including all goodwill symbolized and associated with the Facility or the Seller.

Notwithstanding anything in this Agreement to the contrary, Seller shall retain, and Purchaser shall not accept, any of Seller’s right, title and interest in and to any of the following assets of Seller (collectively, the “Excluded Assets”):

(i) Seller’s Cash;

(ii) all Accounts Receivables of Seller;

(iii) subject to Section 1(viii), all insurance policies of Seller and all rights to proceeds under Seller’s insurance policies, and all proprietary computer software owned or developed by Seller (including but not limited to source code, executable code data, databases and documentation);

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(iv) the certificate of formation, operating agreement, qualifications to conduct business as a foreign limited liability company, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, company procedure manuals, equity transfer books, equity certificates, and other documents relating to the organization, maintenance and existence of Seller as a limited liability company;

(v) all rights to refunds from whatever source including, without limitation, for taxes, fees, assessments and charges and those arising out of retrospective premium adjustments under insurance policies covering the Facility or the operations thereof for periods prior to the Closing Date;

(vi) all of the rights of Seller under this Agreement, any document executed in connection herewith, and any other agreement between Seller on the one hand and Purchaser on the other hand entered into on or after the Effective Time.

2. Liabilities of Seller. Purchaser shall not assume and be liable for the debts, liabilities, and obligations of Seller, of any kind or nature, at any time existing or asserted, whether or not accrued, whether fixed, contingent or otherwise, whether known or unknown, arising out of this or any other transaction or event (collectively, the “Excluded Liabilities”).

3. Purchase Price; Escrow.

(a) Purchase Price. The purchase price (as may be adjusted pursuant to Section 7, the “Purchase Price”) for the Purchased Assets shall be an amount equal to Fifty Eight Million Five Hundred Fifty Thousand and No/100 Dollars ($58,550,000.00), which Purchase Price shall be subject to prorations as set forth herein. Allocation of the Purchase Price among the Purchased Assets and various asset classes thereof shall be mutually determined by Seller and Purchaser and set forth in Exhibit C attached hereto. Each party agrees (i) to complete jointly and file separately Form 8594 with its federal income tax return consistent with such allocation for the tax year in which the Closing occurs, and (b) that no party shall take a position on any income, transfer, gains or other tax return, or before any federal, state or local governmental or quasi-governmental authority or in any judicial proceeding that is in any manner inconsistent with the terms of such agreed upon allocation.

(b) Payment of Purchase Price. At the Closing, the Deposit shall be released to Seller and the balance of the Purchase Price shall be paid in immediately available funds to Seller; provided, however, Seller may in its sole and absolute discretion elect to require Purchaser to pay any amount or all of the Purchase Price in the form of Operating Partnership Units of Strawberry Fields Realty LP, a Delaware limited partnership (such units, the “SF Units”), at a valuation equal to the Purchase Price, as determined by the SF Units’ closing price on the Closing Date.

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(c) Deposit. Purchaser has previously delivered to Chicago Title, 30195 Chagrin Blvd., Suite 320, Pepper Pike, OH 44124, attention Adair Krieger, Adair.Krieger@ctt.com (the “Escrow Agent” or “Title Company”), the sum of One Million and No/Dollars ($1,000,000.00) (the “Initial Deposit”), as a deposit towards the payment of the Purchase Price. In addition, within five (5) Business Days following the later of the Effective Date and the “effective date” under the OTA’s, Purchaser shall deliver to Escrow Agent the sum of One Million and No/Dollars ($1,000,000.00) (the “Second Deposit”; the Initial and Deposit and the Second Deposit, collectively, the “Deposit”), as an additional deposit towards the payment of the Purchase Price. The Deposit shall be non-refundable, subject to the breach by Seller of its obligations under this Agreement, or as otherwise set forth herein.

(d) Closing Escrow. Prior to the Closing Date, Purchaser and Seller shall provide to the Title Company joint escrow instructions to open an escrow for the consummation of the sale of the Purchased Assets to Purchaser pursuant to the terms of this Agreement in accordance with the general provisions of the usual form of joint escrow instructions used in similar transactions by such holder with special provisions inserted to conform with this Agreement, as shall be mutually acceptable to the parties hereto. Provided that all conditions to Closing set forth in this Agreement have been satisfied or, as to any condition not satisfied, waived by the party intended to be benefited thereby, on the Closing Date (other than those conditions which can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), the Title Company shall conduct the Closing by recording or distributing the following documents and funds in the following manner:

(i) Record the Deed in the official records of the county in which the Land is located;

(ii) Deliver to Purchaser all documents that are required to be delivered by Seller to Purchaser pursuant to Section 6(a) hereof (to the extent the same shall be delivered to the Title Company at or prior to the Closing); and

(iii) Deliver to Seller (x) all documents that are required to be delivered by Purchaser to Seller pursuant to Section 6(b) hereof (to the extent the same shall be delivered to the Title Company at or prior to the Closing), and (y) the Purchase Price and such other funds, if any, as may be due to Seller by reason of credits under this Agreement, less all items chargeable to Seller under this Agreement.

4. Time and Place of Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place, subject to satisfaction or waiver of each of the closing conditions set forth in Section 6 hereof (other than those conditions which can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), on July 1, 2025.

5. Due Diligence; Title and Survey; and Licensure.

(a) Due Diligence Period.

(i) Purchaser acknowledges that Purchaser had a due diligence period (the “Due Diligence Period”) that expired simultaneously with the mutual execution of this Agreement.

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(ii) Purchaser shall not interfere with the use and operation of the Facility and rights of the Seller and its tenants, subtenants, licensees, or other users and occupants of the Facility in the course of making its tests and inspections. The access of Purchaser, and their respective agents and contractors to the Facility pursuant to this Agreement shall be subject to the following conditions: (i) reasonable prior written notice shall be provided to Seller at least (24) hours in advance, (ii) such access shall be on such days and at such times as shall be mutually agreeable to Seller, Old Operator and Purchaser, (iii) there shall be no discussions with any employee of Seller or Old Operator without the prior approval of Seller or Old Operator, as applicable, and without the presence of a representative of Seller or Old Operator, at each of their election, (iv) Purchaser shall maintain or cause its consultants to maintain liability insurance coverage applicable to such tests and inspections with coverage in a commercially reasonable amount, and Seller shall be added as additional insured, (v) Purchaser shall undertake no drilling, boring, or other physically invasive testing of the Facility (or the Property on which the Facility is located) without the prior written consent of Seller (which consent may be withheld in Seller’s sole and absolute discretion), and (vi) a representative of Seller or Old Operator may be present. After making such tests and inspections, Purchaser shall restore the Property to its condition prior to such tests and inspections. Purchaser hereby agrees to indemnify, defend and hold harmless Seller and Old Operator from any loss, damage, costs or expenses (including reasonable attorneys’ fees) incurred by Seller or Old Operator by reason of any actual physical damage to the Facility or injury to persons caused by Purchaser or its agents or contractors in exercising its rights hereunder. Such indemnity shall survive the Closing or earlier termination of this Agreement.

(b) Title and Survey.

(i) Seller has previously provided to Purchaser or its affiliates all title work, exception documents and title policies related to the Property it has in its possession. Within three (3) Business Days following the execution of this Agreement, Purchaser shall order from the Title Company a commitment (the “Title Commitment”) for an ALTA 2006 owner’s title insurance policy (the “Title Policy”) dated or updated to the Closing Date, insuring or committing to insure Purchaser’s good and marketable title in fee simple to the Property subject only to the Permitted Exceptions (as hereinafter defined); and

(ii) Seller has previously provided to Purchaser a copy of the ALTA survey of the Property which it has in its possession. Purchaser, within three (3) Business Days following the execution of this Agreement, may at its expense, may order a currently dated ALTA survey of the Property (collectively, the “Survey”), which shall be certified by a licensed surveyor. The Survey shall be made in accordance with (i) the current survey standards of the American Land Title Association and American Congress on Surveying and Mapping including such Table A items as are requested by Purchaser, and (ii) the laws of Missouri. The Survey shall bear a proper certificate by the surveyor, which certificate shall recite compliance with the laws and standards enumerated above, shall include the legal description of the Property and shall run in favor of Purchaser.

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(c) Title Defects. On or before the date that is ten (10) Business Days following the Effective Date, Purchaser shall notify Seller of any material matters shown on the Title Commitment or Survey that render title to the Property unmarketable or that would materially interfere with Purchaser’s intended use of the Property that are not acceptable to Purchaser (such exceptions referred to herein as the “Title Defects”). If any updates to the Title Commitment or Survey shall disclose any additional matters, Purchaser shall have five (5) Business Days from the receipt of such updates within which to notify Seller thereof, in which case any such matters for which Purchaser provides notice shall also be treated as “Title Defects” hereunder. Within five (5) Business Days following receipt of any such timely notice, Seller may elect in its sole discretion, by written notice to Purchaser, to either (i) undertake at its expense to cure such Title Defects prior to the Closing (the “Seller’s Election”), or (ii) not cure such Title Defects. In the event that Seller does not elect to cure such Title Defects pursuant to the immediately preceding sentence, Purchaser may, by notice to Seller within five (5) Business Days of the Seller’s Election, either (x) terminate this Agreement and all parties shall be relieved of any further obligations or liabilities hereunder, and the Deposit shall be returned to Purchaser, or (y) indicate to Seller that, notwithstanding the Title Defects described in this Section 5(c), Purchaser shall not terminate this Agreement as a result of such Title Defects (such Title Defects, as well as any matters shown in the Title Commitment or Survey to which Purchaser does not object as permitted herein, including specifically those matters in the Existing Title and Survey, being thereafter deemed as “Permitted Exceptions” hereunder); provided, however, that Purchaser’s failure to notify Seller of its intentions pursuant to this sentence shall be deemed Purchaser’s intention to proceed hereunder. Notwithstanding anything contained herein to the contrary, Seller shall be required to pay off at the Closing, (i) all Indebtedness of Seller secured by the Property and (ii) all Indebtedness of Seller covering, relating to or secured by any other Purchased Assets or otherwise relating to the Business, and to either pay off or cause the Title Company to insure or endorse over any mechanic’s or materialmen’s liens for work or materials undertaken or acquired by or on behalf of Seller, any Lien against Seller, and any other exceptions or encumbrances to title that may be cleared through the payment of money (provided, however, Seller shall be entitled to utilize the Purchase Price proceeds to effectuate any or all of the foregoing).

6. Conditions to Closing.

(a) Purchaser’s Conditions. Purchaser’s obligation to consummate the transactions contemplated in this Agreement, pay the Purchase Price and accept title to the Purchased Assets shall be subject to the following conditions precedent.

(i) Possession of the Property shall have been delivered to Purchaser free and clear of all tenancies and other occupancies and the Purchased Assets shall be delivered to Purchaser free and clear of all Liens except for any Permitted Exceptions and any occupancy rights of any residents of the Facility.

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(ii) Seller shall deliver to Purchaser or, if applicable, to the Title Company to be held in escrow in accordance with the terms of this Agreement and the escrow agreement entered into by and among the parties hereto and the Title Company, as escrow agent, on or before the Closing Date the following, each of which shall be in form and substance satisfactory to Purchaser:

(1) a Special Warranty Deed, in substantially the form annexed hereto as Exhibit D (the “Deed”) and in proper statutory form for recording, duly executed and acknowledged by Seller, sufficient to convey to Purchaser fee simple title to the Property;

(2) a bill of sale, in substantially the form annexed hereto as Exhibit E (the “Bill of Sale”), containing covenants of title, duly executed and acknowledged by Seller, sufficient to convey to Purchaser good and indefeasible title in and to the Personal Property;

(3) an affidavit of title and such other affidavits as may be required by the Title Company in connection with the conveyance of the Property;

(4) an assignment by Seller (as applicable), in substantially the form annexed hereto as Exhibit F (the “General Assignment”), of all of Seller’s right, title and interest in, to and under the items described in Section 1(iv),(v),(viii), (ix) and (x) above;

(5) a Foreign Investment in Real Property Tax Act affidavit in substantially the form provided by the Title Company;

(6) the duly executed certificate of an authorized officer of Seller or its managing constituent, dated as of the Closing Date, to the effect that (A) Seller is validly existing under the laws of the State of Missouri, (B) Seller has all requisite power and authority to perform the terms of this Agreement, (C) this Agreement and all documents to be executed and delivered pursuant hereto (the “Other Documents”) have been duly authorized, executed and delivered by Seller pursuant to all necessary resolutions or consents of the appropriate governing body of Seller, and appearing on said certificate are the true signatures of all persons who have executed this Agreement and the Other Documents on behalf of Seller, and (D) the executing persons are fully authorized to act on behalf of Seller or its constituent partners or members, as applicable;

(6) a duly executed counterpart to a closing statement prepared by the Title Company and approved by Seller and Purchaser, which shall conform to the proration and other relevant provisions of this Agreement (the “Closing Statement”); and

(7) any other documents reasonably necessary to carry out and effectuate the purpose and terms of this Agreement or required to comply with applicable federal, state or local laws, rules or regulations, including any filings or certifications required in connection with the transfer taxes payable in connection with the Closing.

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(iii) Old Operator shall be in material compliance with its obligations under the OTA’s and be prepared to proceed to closing under the OTA’s concurrently herewith.

(iv) On the Closing Date there shall not be any lawsuits filed or threatened against Seller to materially restrain or prohibit the consummation of the transactions contemplated hereby.

(v) Seller shall be in compliance with its covenants and obligations hereunder, in all material respects, in each case subject only to exceptions permitted by this Agreement.

(vi) New Operator shall have entered into the Lease. Notwithstanding anything contained herein to the contrary, in the event Purchaser does not proceed to Closing on the scheduled Closing Date solely by reason of the failure of this subsection (vi), then Purchaser’s sole remedy shall be to extend the Closing Date up to thirty (30) days thereafter; provided that the Deposit shall be unconditionally released to Seller on the initially scheduled Closing Date. For the sake of clarity, under no circumstances shall Purchaser be permitted to terminate this Agreement and receive a refund of the Deposit as a result of the failure of this subsection (vi).

(b) Seller’s Conditions. Seller’s obligation to consummate the transactions contemplated in this Agreement and deliver title to the Property shall be subject to the following conditions precedent.

(i) Purchaser shall deliver the balance of the Purchase Price due hereunder, subject to prorations as provided herein.

(ii) Purchaser shall deliver the following:

(1) the duly executed certificate of an authorized officer of Purchaser or its managing constituent, dated as of the Closing Date, to the effect that (A) Purchaser has been duly organized and is validly existing in good standing under the laws of the State of Indiana, and is authorized to do business in the state in which the Property is located, (B) Purchaser has all requisite power and authority to perform the terms of this Agreement, (C) this Agreement and Other Documents have been duly authorized, executed and delivered by Purchaser pursuant to all necessary resolutions or consents of the appropriate governing body of Purchaser, and appearing on said certificate are the true signatures of all persons who have executed this Agreement and the Other Documents on behalf of Purchaser, and (E) the executing persons are fully authorized to act on behalf of Purchaser or its constituent partners or members, as applicable; and

(2) counterparts of the Other Documents as applicable, duly executed and acknowledged by Purchaser, as and to the extent herein provided.

(iii) Purchaser shall be in compliance with its covenants and obligations hereunder, in all material respects, in each case subject only to exceptions permitted by this Agreement.

7. Apportionments. Purchaser and Seller acknowledge that the existing lease between Seller and Old Operator is a “triple net” lease, such that Old Operator is responsible for all expenses related to the Property, including real property taxes and utilities. Accordingly, all customary prorations shall not be prorated between Seller and Purchaser hereunder, but instead between Old Operator and New Operator pursuant to the OTA’s. To the extent the same is not provided by Old Operator, Seller will credit Purchaser at closing.

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8. AS IS WHERE IS. IT IS UNDERSTOOD AND AGREED THAT EXCEPT AS MAY BE EXPRESSLY AND UNAMBIGUOUSLY SET FORTH IN THIS AGREEMENT, (A) THE PURCHASED ASSETS ARE BEING SOLD BY SELLER AND PURCHASED AND ACCEPTED BY PURCHASER ON AN “AS IS,” “WHERE IS” AND “WITH ALL FAULTS” BASIS, SUBJECT TO ANY CONDITION WHICH MAY EXIST, AND WITHOUT THE EXISTENCE OF AND WITHOUT RELIANCE UPON ANY REPRESENTATION, WARRANTY, AGREEMENT, OR STATEMENT BY SELLER, OR ANYONE ACTING ON BEHALF OF SELLER EXCEPT THOSE REPRESENTATIONS, WARRANTIES AND AGREEMENTS SPECIFICALLY AND UNAMBIGUOUSLY SET FORTH IN THIS AGREEMENT; (B) PURCHASER IS BEING GIVEN THE OPPORTUNITY TO THOROUGHLY INSPECT AND EXAMINE THE PURCHASED ASSETS TO THE EXTENT DEEMED NECESSARY BY PURCHASER IN ORDER TO ENABLE PURCHASER TO EVALUATE THE PURCHASE OF THE PURCHASED ASSETS ON THE FOREGOING BASIS; AND (C) PURCHASER IS RELYING SOLELY UPON SUCH INSPECTIONS, EXAMINATION, AND EVALUATION OF THE PURCHASED ASSETS BY PURCHASER IN PURCHASING THE PURCHASED ASSETS ON AN “AS IS”, “WHERE IS” AND “WITH ALL FAULTS” BASIS, WITHOUT REPRESENTATION, WARRANTY, AGREEMENT OR STATEMENT BY SELLER OR ANYONE ACTING ON BEHALF OF SELLER, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE, INCLUDING WITHOUT LIMITATION, WITH RESPECT TO THE PHYSICAL, ENVIRONMENTAL AND GEOLOGICAL CONDITION OF THE PURCHASED ASSETS, AND/OR THE FUTURE PROSPECTS OF THE PURCHASED ASSETS, AND SELLER IS NOT MAKING ANY WARRANTY OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, INCLUDING WITHOUT LIMITATION: (i) the quality, nature, habitability, merchantability, use, operation, value, marketability, adequacy or physical condition of the Premises or any aspect or portion thereof, including, without limitation, structural elements, foundation, roof, appurtenances, access, landscaping, parking Facility, electrical, mechanical, HVAC, plumbing, sewage, and utility systems, Facility and appliances, soils, geology and groundwater, (ii) the dimensions or lot size of the Land or the square footage of the Improvements thereon or of any tenant space therein, (iii) the development or income potential, or rights of or relating to, the Property, or the Property’s use, habitability, merchantability, or fitness, or the suitability, value or adequacy of the Property for any particular purpose, (iv) the zoning or other legal status of the Property or any other public or private restrictions on the use of the Property, (v) the compliance of the Property or its operation with any applicable codes, laws, regulations, statutes, ordinances, covenants, conditions and restrictions of any governmental authority or of any other person or entity (including, without limitation, the Americans with Disabilities Act), (vi) the ability of Purchaser to obtain any necessary governmental approvals, licenses or permits for Purchaser’s intended use or development of the Property, (vii) the quality of any labor and materials used in any Improvements, (viii) the condition of title to the Property, (ix) the leases, contracts or any other agreements affecting the Property or the intentions of any party with respect to the negotiation and/or execution of any lease or contract with respect to the Property or (x) the economics of, or the income and expenses, revenue or expense projections or other financial matters, relating to, the operation of the Property. PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OF CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE CLOSING DOCUMENTS, AFTER CLOSING, PURCHASER IS SOLELY RESPONSIBLE FOR OBTAINING ANY CERTIFICATE OF OCCUPANCY OR ANY OTHER APPROVAL OR PERMIT NECESSARY FOR TRANSFER OR OCCUPANCY OF THE PREMISES AND FOR ANY REPAIRS OR ALTERATIONS NECESSARY TO OBTAIN THE SAME, ALL AT PURCHASER’S SOLE COST AND EXPENSE.

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Seller is hereby released from all responsibility and liability to Purchaser regarding the condition (including its physical condition and its compliance with applicable laws, and the presence in the soil, air, structures and surface and subsurface waters, of hazardous materials or substances that have been or may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines), valuation, salability or utility of the Property, or its suitability for any purpose whatsoever except to the extent that such responsibility or liability is the result of the material inaccuracy (if any) of Seller’s representations expressly set forth herein. Upon Closing, Purchaser further hereby waives (and by closing this transaction will be deemed to have waived) any and all objections and complaints (including, but not limited to, federal, state and local statutory and common law based actions, and any private right of action under any federal, state or local laws, regulations or guidelines to which the Property is or may be subject, including, but not limited to, Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”)) concerning the physical characteristics and any existing conditions of the property, including without limitation, any of Seller’s obligations relating to the physical, environmental or legal compliance status of the Property, whether arising before or after the date hereof. The foregoing waiver and release by Purchaser shall survive either (i) the Closing and the recordation of the Deed, and shall not be deemed merged into the Deed upon its recordation, or (ii) any termination of this Agreement.

9. Seller’s Representations and Warranties. Seller hereby makes the representations and warranties contained in this Section 9, to Purchaser as of the Effective Date unless otherwise specified.

(a) Organization and Authority. Seller is a limited liability company that validly exists under the laws of the State of Missouri. Seller has full power and right to enter into and perform its obligations under this Agreement and the Other Documents, including, without being limited to, conveying the Property and the other Purchased Assets. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby: (1) have been duly authorized by all necessary action on the part of Seller, and (2) will not result in the breach of any agreement, indenture or other instrument to which Seller is a party or is otherwise bound.

(b) Non-Foreign Status. Seller is a “non-foreign person” within the meaning of Section 1445 of the United States Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

(c) Existing Mortgages. Other than any mortgage or deed of trust that shall be paid off by Seller at the Closing, there are no mortgages or deeds of trust currently encumbering the Property, recorded or otherwise.

(d) Title and Property Related Matters. Except for monetary liens that shall be discharged by Seller on or prior to Closing, Seller has good, merchantable, and marketable title to the Property free and clear of all liens, subject to the Permitted Exceptions. No person has a right or option to purchase all or any of the Purchased Assets which is superior to the right of Purchaser to purchase the Purchased Assets, and no person has the right or option to acquire any interest in Seller. Seller has not received any notices of, nor does Seller have Knowledge of, changes or proposed changes in the zoning of the Real Property. To Seller’s Knowledge, all public utilities, including, without limitation, storm sewer, electricity, water, sanitary sewer, cable, and telephone service are currently provided to the Property. To Seller’s Knowledge, there are no boundary line disputes, disputes with owners of property adjoining the Property or encroachments onto or from the Property and Seller has received no notice of the occurrence of any of the above.

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(e) Environmental Matters. Seller has received no written or verbal communication from any governmental authority that alleges that the Property is not currently in compliance with Environmental Laws, including the discharge and removal of Hazardous Materials. Seller has received no written communication from any Governmental Authority that alleges that the Property is not currently in compliance with any permits required to conduct the business at the Facility under the Environmental Laws, or that the business violates in any material respect any Environmental Laws. To Seller’s Knowledge, there are no underground storage tanks located on or under the Property. The term “Environmental Laws” means any and all applicable laws, regulations, orders, judgments and/or permits issued, promulgated or entered into by any governmental entity, relating to the environment, preservation or reclamation of natural resources, or to the management, Release (as such term is defined below) or threatened Release of Hazardous Materials, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by CERCLA, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq., the Clean Air Act of 1970, as amended, 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601 et seq., the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. §§ 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq., and any similar or implementing state or local law, and all amendments or regulations promulgated under any of the foregoing. “Hazardous Materials” means (i) hazardous wastes, hazardous materials, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including, but not limited to, substances defined as “hazardous wastes,” “hazardous materials,” “hazardous substances,” “toxic substances,” “pollutants,” “contaminants,” “radioactive materials,” “toxic pollutants,” or other similar designations as defined in, or otherwise subject to regulation under, any Missouri state law or regulation, CERCLA, 42 U.S.C. § 9601, et seq.; the Toxic Substance Control Act (“TSCA”), 15 U.S.C. § 2601, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1802; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 9601, et seq.; the Clean Water Act (“CWA”), 33 U.S.C. § 1251, et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq.; the Clean Air Act (“CAA”), 42 U.S.C. § 7401, et seq.; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters; and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulation or ordinance, including any environmental law, now or hereafter in effect, including but not limited to (A) petroleum; (B) refined petroleum products; (C) waste oil; (D) waste aviation or motor vehicle fuel and their byproducts; (E) asbestos; (F) lead in water, paint or elsewhere; (G) radon; (H) polychlorinated biphenyls (PCB’s); (I) urea formaldehyde; (J) volatile organic compounds (VOC); (K) total petroleum hydrocarbons (TPH); (L) benzene derivative (BTEX); (M) petroleum byproducts; and (N) Mold. The term “Mold” shall mean any mold, fungi, bacterial or microbial matter present at or in the Premises, including, without limitation, building materials which is in a condition, location or a type which may pose a risk to human health or safety or the environment, may result in damage to or would adversely affect or impair the value or marketability of the Premises. The term “Release” means any spill, leak, existence, emission, leaking, penetration, pumping, emptying, escape, injection, deposit, disposal, discharge, dispersal, leaching, emanation, migration or other movement of any Hazardous Materials in, into, under, onto, or through the environment (including ambient air, surface water, ground water, soils, land surface, subsurface strata or workplace).

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(f) Leases. To Seller’s knowledge, other than the lease pursuant to which Old Operator operates the Facility, and rights of residents thereof, there are currently and as of the Closing Date there shall be, no occupancy rights (written or oral), leases or tenancies presently affecting the Property or the Facility.

(g) Taxes. To Seller’s knowledge, Seller has timely filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges due and payable with respect to such returns.

(h) Broker. Other than T7 Capital (the “Broker”), whose commission shall be paid by the Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Other Document based upon arrangements made by or on behalf of Seller. The Seller shall pay any commission or fee associated with the Broker.

(i) Survival of Representations and Warranties. The representations and warranties of Seller contained herein shall survive the Closing for a period of six (6) months.

10. Purchaser’s Representations and Warranties. Purchaser hereby makes the representations and warranties contained in this Section 10, to Seller as of the Effective Date unless otherwise specified.

(a) Organization and Authority. Purchaser is a limited liability company that has been duly organized and validly exists under the laws of the State of Indiana and is duly qualified to do business in the State in which the Property is located. Purchaser has full power and right to enter into and perform its obligations under this Agreement and the Other Documents. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby: (1) have been duly authorized by all necessary action on the part of Purchaser, and (2) will not result in the breach of any agreement, indenture or other instrument to which Purchaser is a party or is otherwise bound.

(b) Adequate Funds. Purchaser represents that it has, or by the Closing Date shall have, adequate funds for payment of the Purchase Price.

(c) Brokers. Purchaser represents and warrants that it has not dealt with any broker or finder in connection with the transactions contemplated by this Agreement.

(d) Survival of Representations and Warranties. The representations and warranties of Purchaser contained herein shall survive the Closing for a period of six (6) months.

11. Risk of Loss.

(a) Fire or Other Casualty. The risk of any loss or damage to any of the Purchased Assets by fire or other casualty before the Closing hereunder is assumed by Seller, subject to the terms hereof. In the event that following the Effective Date the Purchased Assets shall suffer any fire or other casualty or any injury outside of the ordinary course and Purchaser does not elect to cancel this Agreement as hereinafter provided, then in the event Seller does not repair the damage at its sole cost and expense before the Closing Date, then Seller shall elect to either: (i) assign to Purchaser the proceeds of property insurance or equivalent coverage maintained by them, or (ii) reduce the Purchase Price by a reasonable estimate of the amount required to repair the applicable damage. In the event of any material damage or destruction of the Purchased Assets constituting one or more of the facilities of the Facility (such affected facilities, collectively, the “Damaged Facilities”), Purchaser may by written notice to Seller within five (5) Business Days of being notified by Seller of the applicable damage, shall have the option to cancel this Agreement solely with respect to such Damaged Facilities. For the purposes hereof, “material” damage or destruction shall include any damage or destruction that would require more than Five Hundred Thousand and 00/100 Dollars ($500,000.00) to repair (including in said amount the amount of any revenues lost as a result of said fire or other casualty). If the Damaged Facilities constitute the entirety of the Purchased Assets hereunder and Purchaser so elects to fully cancel this Agreement, the Deposit shall be returned to Purchaser, this Agreement shall terminate and be of no further force and effect and neither party shall have any liability to the other hereunder.

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(b) Eminent Domain. The risk of any loss or damage to the Purchased Assets by condemnation before the Closing Date hereunder is assumed by Seller, subject to the terms hereof. In the event of any material taking of the Purchased Assets constituting one or more of the facilities of the Facility (such affected facilities, collectively, the “Taken Facilities”), Purchaser, by written notice to Seller at any time thereafter, shall have the option to cancel this Agreement solely with respect to such Taken Facilities, in which event this Agreement shall terminate and be of no further force and effect solely with respect to such Taken Facilities and neither party shall have any liability to the other hereunder solely with respect to such Taken Facilities. For the purposes hereof, a “material” taking shall mean any taking in excess of twenty percent (20%) of the square footage of the applicable Taken Facility or thirty percent (30%) of the Property associated or which would otherwise: (i) adversely affect the ability, after said taking, to operate the applicable Facility in compliance with its current licensed bed complement; or (ii) eliminate, after said taking, egress and ingress to and from the applicable Facility to a public roadway; or (iii) cause the use of the applicable Facility after said taking to no longer be in compliance with all applicable zoning and building rules, regulations and ordinances. If Purchaser shall not so elect to cancel this Agreement, then the sale of the Purchased Assets shall be consummated as herein provided, and Seller shall elect to either: (i) assign to Purchaser the proceeds received from the applicable governmental authority with respect to the condemnation, or (ii) reduce the Purchase Price by a reasonable estimate of the amount required to repair the applicable damage.

(c) Survival. The parties’ obligations, if any, under this Section 10 shall survive the Closing for a period of six (6) months.

12. Indemnification.

(a) By Purchaser. Purchaser shall indemnify, save, protect, defend and hold harmless Seller, their employees, members, managers, shareholders, officers, directors and agents, from and against all claims, liabilities, losses, demands and causes of action of any nature whatsoever (“Losses”) arising out of any breach by Purchaser of its obligations, representations, warranties, agreements or covenants hereunder. Purchaser further agrees to pay any reasonable attorneys fees and expenses of Seller arising from any indemnification obligation hereunder.

(b) By Seller. Seller shall indemnify, save, protect, defend and hold harmless, Purchaser, and its members, managers, employees, shareholders, officers, directors and agents, from and against all Losses arising out of any breach by Seller of their obligations, representations, warranties, agreements or covenants hereunder. Seller further agrees to pay any reasonable attorneys fees and expenses of Purchaser arising from any indemnification obligation hereunder.

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(c) In the event that any liability, claim, demand or cause of action which is indemnified against by or under any term, provision, section or paragraph of this Agreement (“Indemnitee’s Claim”) is made against or received by any indemnified party (hereinafter “Indemnitee”) hereunder, said Indemnitee shall notify the indemnifying party (hereinafter “Indemnitor”) in writing within twenty one (21) calendar days of Indemnitee’s receipt of written notice of said Indemnitee’s Claim, provided, however, that Indemnitee’s failure to timely notify Indemnitor of Indemnitee’s receipt of an Indemnitee’s Claim shall not impair, void, vitiate or invalidate Indemnitor’s indemnity hereunder nor release Indemnitor from the same, which duty, obligation and indemnity shall remain valid, binding, enforceable and in full force and effect so long as Indemnitee’s delay in notifying Indemnitor does not, solely by itself, directly and materially prejudice Indemnitor’s right or ability to defend the Indemnified Claim. Upon its receipt of any or all Indemnitee’s Claim(s), Indemnitor shall, in its sole, absolute and unreviewable discretion, diligently and vigorously defend, compromise or settle said Indemnitee’s Claim at Indemnitor’s sole and exclusive cost and expense and shall promptly provide Indemnitee evidence thereof within fourteen (14) calendar days of the final, unappealable resolution of said Indemnitee’s Claim. Upon the receipt of the written request of Indemnitee, Indemnitor shall within two (2) calendar days provide Indemnitee a true, correct, accurate and complete written status report regarding the then current status of said Indemnitee’s Claim. Prior to an Indemnification Default (as defined herein), Indemnitee may not settle or compromise an Indemnitee’s Claim without Indemnitor’s prior written consent. Failure to obtain such consent shall be deemed a forfeiture by Indemnitee of its indemnification rights hereunder. In the event that Indemnitor fails or refuses to indemnify, save, defend, protect or hold Indemnitee harmless from and against an Indemnitee’s Claim and/or to diligently pursue the same to its conclusion, in the event that Indemnitor cannot produce documentation establishing the availability of funds sufficient to cover its obligations with respect to Indemnitee’s Claim or in the event that Indemnitor fails to timely report to Indemnitee the status of its efforts to reach a final resolution of an Indemnitee’s Claim, on seven (7) calendar days prior written notice to Indemnitor during which time Indemnitor may cure any of the foregoing conditions, the foregoing shall immediately, automatically and without further notice be an event of default hereunder (an “Indemnification Default”) and thereafter Indemnitee may, but shall not be obligated to, immediately and without notice to Indemnitor, except such notice as may be required by law and/or rule of Court, intervene in and defend, settle and/or compromise said Indemnitee’s Claim at Indemnitor’s sole and exclusive cost and expense, including but not limited to attorneys’ fees, and, thereafter, within seven (7) calendar days of written demand for the same Indemnitor shall promptly reimburse Indemnitee all said Indemnitee’s Claims and the reasonable costs, expenses and attorneys’ fees incurred by Indemnitee to defend, settle or compromise said Indemnitee’s Claims.

(d) Threshold; Cap. No indemnification claims may be made by any party under this Agreement, in the aggregate, until the applicable Losses, in the aggregate, exceed Thirty Thousand and 00/100 Dollars ($30,000.00) (the “Minimum Indemnification Threshold”), in which case the Indemnitor shall have an indemnification payment obligation for such Losses including the Minimum Indemnification Threshold. In no event shall any party and/or their affiliates, in the aggregate, be liable for any indemnification claims under this Agreement and the OTAs in excess of the aggregate amount of Six Million and 00/00 Dollars ($6,000,000.00).

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(e) Indemnification Escrow.

(i) To secure Seller’s indemnification obligations under Section 12 of this Agreement and Old Operator’s indemnification obligations under Section 15 of the OTA’s, Two Million and 00/100 Dollars ($2,000,000.00) of the Purchase Price (the “Indemnification Escrow”) shall be deposited in escrow at Closing with the Title Company, to be held in accordance with this Section 12(e) and pursuant to an Indemnification Escrow Agreement in a form reasonably acceptable by the parties hereto (the “Indemnification Escrow Agreement”). Losses payable to any New Operator’s Indemnitee pursuant to Section 15 of each OTA or Purchaser’s indemnitee pursuant to Section 12 of this Agreement shall be paid from the Indemnification Escrow in accordance with the procedures in the Indemnification Escrow Agreement. On the first Business Day following the six (6) month anniversary of the Closing (the “First Release Date”), Escrow Agent shall release to the Seller up to Five Hundred Thousand and 00//100 Dollars ($500,000.00) (minus the amount of pending indemnification claims by any New Operator Indemnitee; provided that in the event that any amount is withheld by Escrow Agent due to any pending claim, the portion of such amount that is not applied to a pending claim shall be released to Seller as soon as practicable following resolution of such claim) from the Indemnification Escrow funds, provided that at least One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) of the initial Indemnification Escrow Funds (to the extent not exhausted to such date) shall remain as Indemnification Escrow following such First Release Date. On the first Business Day following the twelve (12) month anniversary of the Closing (the “Second Release Date”), Escrow Agent shall release to the Seller up to Five Hundred Thousand and 00//100 Dollars ($500,000.00) (minus the amount of pending indemnification claims by any New Operator Indemnitee; provided that in the event that any amount is withheld by Escrow Agent due to any pending claim, the portion of such amount that is not applied to a pending claim shall be released to Seller as soon as practicable following resolution of such claim) from the Indemnification Escrow funds, provided that at least One Million and 00/100 Dollars ($1,000,000.00) of the initial Indemnification Escrow Funds (to the extent not exhausted to such date) shall remain as Indemnification Escrow following such Second Release Date. On the first Business Day following the eighteen (18) month anniversary of the Closing (the “Third Release Date”), Escrow Agent shall release to the Seller up to Five Hundred Thousand and 00//100 Dollars ($500,000.00) (minus the amount of pending indemnification claims by any New Operator Indemnitee; provided that in the event that any amount is withheld by Escrow Agent due to any pending claim, the portion of such amount that is not applied to a pending claim shall be released to Seller as soon as practicable following resolution of such claim) from the Indemnification Escrow funds, provided that at least Five Hundred Thousand and 00/100 Dollars ($500,000.00) of the initial Indemnification Escrow Funds (to the extent not exhausted to such date) shall remain as Indemnification Escrow following such Third Release Date. On the first Business Day following the twenty four (24) month anniversary of the Closing (the “Final Release Date”; each of the First Release Date, Second Release Date, Third Release Date, and Final Release Date are a “Release Date”), Escrow Agent shall release to the Seller any remaining Indemnification Escrow funds then held by Escrow Agent (minus the amount of pending indemnification claims by any New Operator Indemnitee; provided that in the event that any amount is withheld by Escrow Agent due to any pending claim, the portion of such amount that is not applied to a pending claim shall be released to Seller as soon as practicable following resolution of such claim).

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(ii) Notwithstanding anything contained in subsection (i) to the contrary, Purchaser may, in its sole and absolute discretion, elect for the Indemnification Escrow to be funded (by Purchaser to Seller as part of the Purchase Price, and then from Seller into escrow) in the form of Strawberry Fields REIT (“STRW”) common stock (hereinafter, “STRW-Stock”); provided, however, in the event the fair market value of any such STRW-Stock at the time of its release on the applicable Release Date does not equal or exceed the cash value scheduled to be released on such Release Date, Purchaser shall promptly pay (or cause to be paid) to Seller such difference by wire transfer of immediately available funds. This subsection (ii) shall survive the Closing for a period of thirty six (36) months.

(f) Survival. Except as otherwise set forth herein, the parties’ obligations under this Section 12 shall survive the Closing for a period of six (6) months.

13. Remedies.

(a) Seller’s Default. If, prior to the Closing, Seller shall default under any material covenant or material obligation of Seller set forth herein (which default is not waived in writing by Purchaser) which is not cured within ten (10) days following Seller’s receipt of written notice form Purchaser regarding such default and the foregoing does not result from any breach of Purchaser hereunder, then Purchaser shall have the right, as its sole and exclusive remedy, to either (1) terminate this Agreement by written notice to Seller, and the Deposit shall be returned to Purchaser, or (2) specifically enforce this Agreement, provided that any such action for specific performance must be initiated within thirty (30) days of the applicable breach.

(b) Purchaser’s Default. If, prior to the Closing, Purchaser shall default under any covenant or obligation or breach any representation or warranty of Purchaser set forth herein (which default is not waived in writing by Seller) which is not cured within ten (10) days following Purchaser’s receipt of written notice from Seller regarding such default and the foregoing does not result from any breach of Seller hereunder, then Seller shall have the right to declare this Agreement terminated by written notice to Purchaser, and the Deposit shall be promptly sent to Seller as liquidated damages. The parties agree and acknowledge that Seller’s damages as a result of any such breach would be difficult to determine and payment of the Deposit is a fair and reasonable amount in connection therewith.

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14. Notices. All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly delivered (i) upon the delivery (or refusal to accept delivery) by messenger or overnight express delivery service (or, if such date is not on a business day, on the business day next following such date), or (ii) on the third (3rd) business day next following the date of its mailing by certified mail, postage prepaid, at a post office maintained by the United States Postal Service, or (iii) upon the receipt by email transmission as evidenced by a receipt transmission report (provided, however, if an email is received during non-business hours and/or on a non-Business Day, such email shall be deemed delivered on the following Business Day), addressed as follows:

if to Seller:	c/o Blue Sky Basin 110 Rockaway Turnpike, Suite 206 Lawrence, NY 11559 Attention: Eliot Berger Email: eberger@blueskybasinholdings.com
with a copy to:	Schapiro Garbacz Law 30 Wall Street, 8th Floor New York, NY 10005 Attention: Eli Zlotowitz, Esq. Email: ezlotowitz@schapirolaw.com
if to Purchaser:	c/o Strawberry Fields Management Services, LLC 6101 Nimtz Parkway South Bend, IN 46628 Attention: Jeff Bajtner Email: jbajtner@sfreit.com
with a copy to:	Strawberry Fields Office of General Counsel 5683 North Lincoln Avenue Chicago, IL 60659 Attention: David Gross Email: legal@sfreit.com

Either party may, by notice given as aforesaid, change the address or addresses, or designate an additional address or additional addresses, for its notices, provided, however, that no notice of a change of address shall be effective until actual receipt of such notice.

15. Closing Costs. Seller will pay costs and fees customarily paid by sellers in real estate and skilled nursing facility transactions in the county in which the Facility is located. Purchaser will pay for title insurance and related costs, as well as all costs and fees customarily paid by purchasers in such transactions in the county in which the Facility is located. Seller on one side and Purchaser on the other agree to pay their own attorneys’ fees incurred in connection with the negotiation, preparation and consummation of the transactions contemplated hereby. Any conditions mandated by a change in ownership or inspection by any governmental agency will be paid by Purchaser.

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16. Choice of Law. THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS SHALL BE GOVERNED AND CONTROLLED BY THE INTERNAL LAWS OF THE STATE OF MISSOURI AS TO INTERPRETATION, ENFORCEMENT, VALIDITY, CONSTRUCTION, EFFECT, AND IN ALL OTHER RESPECTS.

17. Miscellaneous.

(a) Entire Agreement. This Agreement, together with all exhibits and schedules attached hereto and any other agreements referred to herein, constitutes the entire agreement of the parties hereto and may not be modified or canceled except pursuant to the terms hereof or an instrument in writing signed by the parties hereto. The Schedules and Exhibits annexed hereto are hereby incorporated herein by reference as fully as though set forth herein. This Agreement may not be modified or amended except in writing signed by the parties hereto. All understandings and agreements heretofore and between the parties are merged in this Agreement and all exhibits and schedules attached hereto, which alone fully and completely expresses their agreement.

(b) Waiver. No waiver of any term, provision or condition of this Agreement, shall be deemed to be or be construed as a further or continuing waiver of any such term, provision or condition of this Agreement. No failure to act shall be construed as a waiver of any term, provision, condition or rights granted hereunder.

(c) Dispute Resolution. The parties hereto agree that with respect to all disputes, problems or claims arising out of or in connection with this Agreement and all other agreements or other instruments executed in connection herewith (collectively “Disputes”), the parties hereto shall, in good faith, use their reasonable best efforts to resolve the Dispute. If after such efforts the parties hereto are unable within ten (10) days of the arising of the Dispute to resolve the Dispute in good faith, then either party may avail itself of its legal rights and remedies.

(d) Jurisdiction; Venue. IN THE EVENT ANY DISPUTE BETWEEN THE PARTIES HERETO RESULTS IN LITIGATION, ALL SUCH ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREIN SHALL BE LITIGATED IN COURTS HAVING SITUS IN MISSOURI OR THE U.S. COURT WITH JURISDICTION THEREOF. EACH OF THE PARTIES HERETO HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURTS LOCATED WITHIN SAID CITY AND STATE. EACH OF THE PARTIES HERETO HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH PARTIES BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH PARTY, AT THE ADDRESS SET FORTH FOR NOTICE IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED. THE PARTIES HERETO HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO TRANSFER OR CHANGE THE VENUE OF ANY LITIGATION BROUGHT AGAINST SUCH PARTY IN ACCORDANCE WITH THIS SECTION.

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(e) Time of the Essence. Time shall be of the essence, with respect to all of the dates and times mentioned in this Agreement.

(f) Assignment. Except for as set forth in this Section 17(f), neither this Agreement nor the rights, duties or obligations arising hereunder shall be assignable or delegable by either party hereto without the express prior written consent of the other party hereto, such consent not to be unreasonably withheld, conditioned, or delayed; provided for avoidance of doubt that assignment of ownership and/or management rights in any of the entities party hereto shall be deemed an assignment of this Agreement for purposes of this Section 17(f). Notwithstanding the forgoing, in the event Purchaser forms one or more wholly-owned subsidiary entities to acquire title to any of the Purchased Assets (any such entity an “Acquisition Entity”), any such Acquisition Entity shall be bound by all of the terms and conditions hereof and as a condition to the acquisition of a Purchased Asset by an Acquisition Entity, such Acquisition Entity shall enter into an assumption agreement in form and substance reasonably acceptable to Seller (it being understood that no such assignment shall relieve Purchaser of its obligations hereunder with respect to any such Acquisition Entity).

(g) Headings. The headings of the various Sections of this Agreement have been inserted only for the purposes of convenience, are not part of this Agreement and shall not be deemed in any manner to modify, explain, qualify or restrict any of the provisions of this Agreement.

(h) Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had executed the same document. All such counterparts shall be construed together and shall constitute one instrument.

(i) Further Assurances. Each of Seller and Purchaser shall provide to the other such further assurances as may reasonably be required hereunder to effectuate the purposes of this Agreement and, without limiting the foregoing, shall execute and deliver such affidavits, certificates and other instruments as may be provided for hereunder.

(j) Severability. If any term or provision of this Agreement shall to any extent be held invalid or unenforceable, the remaining terms and provisions of this Agreement shall not be affected thereby, but, each term and provision shall be valid and be enforced to the fullest extent permitted by law.

(k) Confidentiality. Seller and Purchaser agree to keep the terms of this Agreement and transactions contemplated hereby and all documents distributed strictly confidential. No disclosures or other publicity concerning the transactions contemplated by this Agreement shall be made prior to the Closing without mutual consent of the parties except for disclosures to the current mortgage lender and its third party contractors and consultants.

(l) Usage. All nouns and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons, firm or firms, corporation or corporations, entity or entities or any other thing or things may require, or “any” shall mean “any and all”; “or” shall mean “and/or” “including” shall mean “including without limitation.

(m) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

(n) No Strict Construction. The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any of the parties hereto.

(o) Certain Definitions. Capitalized terms used in this Agreement, but not defined in this Agreement shall have the meanings ascribed to them in Exhibit G.

[Remainder of this page left intentionally blank. Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the day and year first above written.

SELLER:	PURCHASER:

Humansville Realty LLC,

Buffalo Realty LLC,

Cassville Realty LLC,

Country Aire Realty LLC,

Georgian Gardens Realty LLC,

Golden Years Realty LLC,

800 South White Oak Realty LLC,

Oregon Realty LLC, and

Tiffany Heights Realty LLC,

each a Missouri limited liability company

202 E Mill Street, LLC,

631 W Main Street, LLC,

1300 County Farm Road, LLC,

18540 MO-16, LLC,

1 Georgian Gardens Drive, LLC,

2001 Jefferson Parkway, LLC,

800 South White Oak Road, LLC,

501 S Monroe Street, LLC, and

1531 Nebraska Street, LLC,

each an Indiana limited liability company

By:	/s/ Eliot Berger	By:	/s/ Moishe Gubin
Name:	Eliot Berger	Name:	Moishe Gubin
Its:	Authorized Signatory	Its:	Authorized Signatory

Signature page to APA (MO-9)

EXHIBIT A

FACILITIES; SELLER; PURCHASER; OLD OPERATOR; NEW OPERATOR

Facility	Address	Licensed Beds	Seller	Purchaser	Old Operator	New Operator
Big Spring Care Center for Rehab and Healthcare	202 E Mill Street, Humansville, MO 65674	60	Humansville Realty LLC, a Missouri limited liability company	202 E Mill Street, LLC, an Indiana limited liability company	Big Spring Nursing and Rehab LLC, a Missouri limited liability company	Humansville SNF Operations, LLC, a Missouri limited liability company
Buffalo Prairie Center for Rehab and Healthcare	631 W Main Street, Buffalo, MO 65622	60	Buffalo Realty LLC, a Missouri limited liability company	631 W Main Street, LLC, an Indiana limited liability company	Buffalo Prairie Nursing and Rehab LLC, a Missouri limited liability company	Buffalo SNF Operations, LLC, a Missouri limited liability company
Cassville Health Center for Rehab and Healthcare	1300 County Farm Road, Cassville, MO 65625	60	Cassville Realty LLC, a Missouri limited liability company	1300 County Farm Road, LLC, an Indiana limited liability company	Cassville Healthcare LLC, a Missouri limited liability company
Country Aire Retirement Center	18540 MO-16, Lewistown, MO 63452	60	Country Aire Realty LLC, a Missouri limited liability company	18540 MO-16, LLC, an Indiana limited liability company	Country Aire Healthcare LLC, a Missouri limited liability company	Lewiston SNF Operations, LLC, a Missouri limited liability company
Georgian Gardens Center for Rehab and Healthcare	1 Georgian Gardens Drive, Potosi, MO 63664	120	Georgian Gardens Realty LLC, a Missouri limited liability company	1 Georgian Gardens Drive, LLC, an Indiana limited liability company	Georgian Gardens Healthcare LLC, a Missouri limited liability company	Potosi SNF Operations, LLC, a Missouri limited liability company
Golden Years Center for Rehab and Healthcare	2001 Jefferson Parkway Harrisonville, MO 64701	128	Golden Years Realty LLC, a Missouri limited liability company	2001 Jefferson Parkway, LLC, an Indiana limited liability company	Golden Years Nursing and Rehab LLC, a Missouri limited liability company	Harrisonville SNF Operations, LLC, a Missouri limited liability company
Marshfield Care Center for Rehab and Healthcare	800 South White Oak Road, Marshfield, MO 65706	74	800 South White Oak Realty LLC, a Missouri limited liability company	800 South White Oak Road, LLC, an Indiana limited liability company	Marshfield Healthcare LLC, a Missouri limited liability company	Marshfield SNF Operations, LLC, a Missouri limited liability company
Oregon Care Center	501 S Monroe Street, Oregon, MO 64473	60	Oregon Realty LLC, a Missouri limited liability company	501 S Monroe Street, LLC, an Indiana limited liability company	Oregon Healthcare LLC, a Missouri limited liability company	Oregon SNF Operations, LLC, a Missouri limited liability company
Tiffany Heights	1531 Nebraska Street, Mound City, MO 64470	60	Tiffany Heights Realty LLC, a Missouri limited liability company	1531 Nebraska Street, LLC, an Indiana limited liability company	Tiffany Healthcare LLC, a Missouri limited liability company	Mound City SNF Operations, LLC, a Missouri limited liability company

Exhibit A to APA (MO-9)

EXHIBIT B-1

BIG SPRING LEGAL DESCRIPTION

A part of the Northeast Quarter of the Southeast Quarter of Section 16 and part of the Northwest Quarter of the Southwest Quarter of Section 15 in Township 35 Range 24 being also a part of Block 13 of Fisher and Beaty’s Addition to the Town of Humansville, Polk County Missouri being more particularly described as follows:

Commencing at the Southeast corner of the Northeast Quarter of the Southeast Quarter of said Section 16, thence North along the East line of said Section 16, 755.1 feet to the South line of Mill Street thence South 79 degrees 23 minutes 00 seconds West along the South line of Mill Street 62.8 feet to the point of beginning of the tract herein described, thence South 79 degrees 23 minutes 00 seconds West continuing along the South line of Mill Street 420.14 feet, thence South 12 degrees 19 minutes 00 seconds East 449.10 feet to the centerline of Brush Creek, thence South 85 degrees 28 minutes 00 seconds East along said centerline 194.00 feet, thence North 87 degrees 46 minutes 37 seconds East continuing along said centerline 234.63 feet, thence North 11 degrees 57 minutes 50 seconds West 534.00 feet to the point of beginning, subject to that part, if any, in streets, roadways, highways or other public right-of-ways.

Exhibit B-1 to APA (MO-9)

EXHIBIT B-2

BUFFALO LEGAL DESCRIPTION

Tract 1:

Commencing at the Southeast Corner of Lot 13, Williams Addition to the City of Buffalo, Missouri; thence along the South line of said Lot 13, North 88 degrees 13 minutes 40 seconds West 175.00 feet to the point of beginning; thence continuing along the said South line North 88 degrees 13 minutes 40 seconds West 219.00 feet; thence North 4 degrees 05 minutes 00 seconds West 456.41 feet to the North line of Lot 14 of Williams Addition; thence along said North line South 88 degrees 13 minutes 40 second East 335.73 feet; thence parallel with the East line of said Lot 13, South 1 degree 09 minutes 40 seconds West 304.05 feet to the Northeast Corner of a tract described in Book 221, Page 1381, Dallas County Recorder’s office; thence along the North line of said tract North 88 degrees 13 minutes 40 seconds West 75.00 feet; thence along the West line of said tract South 1 degree 09 minutes 40 seconds West 150.00 feet to the point of beginning, except any part thereof deeded, taken or used for road or highway purposes. All in Dallas County, Missouri.

Tract 2:

All of Lot 12 of Maddux Re-Survey of Williams Addition to the City of Buffalo, Dallas County, Missouri, except any part thereof deeded, taken, or used for road or street purposes.

Tract 3:

The East 335.73 feet of the following described tract, being that part of the South Half of Benton Street as shown on the plat of Williams Addition, lying East of a line drawn from the Southwest Corner of Lot 12 Maddux Resurvey to the Northwest Corner of that certain tract of land described in Book 247, at Page 1560: Commencing at the Southeast Corner of Lot 13 Williams Addition to Buffalo, Missouri, thence along the South Line of said Lot 13 North 88 degrees 13 minutes 40 seconds West 394.00 feet; thence North 4 degrees 05 minutes West 456.41 feet to the North Line of Lot 14 Williams Addition; thence along said North Line South 88 degrees 13 minutes 40 seconds East 335.73 feet, for a true point of beginning, thence North 1 degree 09 minutes 40 seconds East 20.00 feet to the South Line of Maddux Resurvey; thence North 88 degrees 13 minutes 40 seconds West, along the South Line of Maddux Resurvey, 607.32 feet to the East Right-of-Way of Hickory Street, thence along said Right-of-Way South 1 degree 09 minutes 40 seconds West 20.00 feet to the Northwest Corner of said Lot 14 Williams Addition; thence South 88 degrees 13 minutes 40 seconds East along said North Line 607.32 feet to the point of beginning. All in Dallas County, Missouri.

Exhibit B-2 to APA (MO-9)

EXHIBIT B-3

CASSVILLE LEGAL DESCRIPTION

A tract of land described as follows: Beginning at a point 60 feet West of the Northeast corner of the Northeast Quarter of the Northwest Quarter, Section 29, Township 23 North, Range 27 West, thence West 440 feet, thence South 575 feet, thence East 440 feet, thence North 575 feet to the point of beginning all in the Northeast Quarter of the Northwest Quarter of Section 29, Township 23 North, Range 27 West, Barry County, Missouri. Subject to that part , if any, in Streets, Roadways, Highways or other public right of ways.

Exhibit B-3 to APA (MO-9)

EXHIBIT B-4

COUNTY AIRE LEGAL DESCRIPTION

A tract of land situated in the Northeast Quarter of Section Sixteen (16), Township Sixty-one (61) North, Range Eight (8) West, Lewis County, Missouri, and being more particularly described as follows: Commencing at a found iron pipe marking the Northwest corner of said Northeast Quarter; thence along the West line of said Northeast Quarter, South 01 degree 03 minutes East, a distance of 1536.17 feet to a found rod, said rod being the true point of beginning of the description herein; to wit: thence continuing along said West line, South 01 degree 03 minutes East, a distance of 1040.52 feet to the North line of Missouri Route 16; thence along said North line, North 87 degrees 57 minutes East, a distance of 400.00 feet; thence leaving said North line, North 01 degree 03 minutes West, a distance of 1033.52 feet; thence South 88 degrees 57 minutes West, a distance of 400.0 feet to the point of beginning, subject to that part, if any, in streets, roadways, highways or other public right-of-ways.

Exhibit B-4 to APA (MO-9)

EXHIBIT B-5

GEORGIAN GARDENS LEGAL DESCRIPTION

TRACT 1:

All that part of U.S., Survey No. 3311, described as follows: Commencing at the Northeast corner of U.S. Survey 3311, Township Thirty-Seven (37) North, Range Two (2) East, said corner presently marked by a M.S.L.S. Aluminum Monument and more particularly located by Missouri State Coordinates 763,522.489 North and 422,296.400 East; thence West 285.47 feet; thence South 1023.13 feet to an iron rod set on the South right-of-way line of Missouri Route A “8”, being the true point of beginning; thence along said right-of-way line, North 83 degrees 06 minutes 54 seconds West 200.00 feet to a point from which an old iron rod within the right-of-way of Missouri Route A “8” bears North 12 degrees 31 minutes 06 seconds East 3.90 feet; thence leaving said right-of-way line South 12 degrees 31 minutes 06 seconds West 665.58 feet to an iron rod with cap set in concrete; thence South 77 degrees 39 minutes 37 seconds East 500.00 feet to a point from which as iron rod with cap set in concrete bears South 77 degrees 39 minutes 37 seconds East 180.00 feet; thence North 12 degrees 20 minutes 23 seconds East 200.00 feet to a point; thence North 19 degrees 19 minutes 24 seconds West 569.30 feet to the true point of beginning, being and situated in Washington County, Missouri.

TRACT 2:

A portion of USS 3311, Township Thirty-Seven (37) North, Range Two (2) East, 5th PM, lying and situated in Washington County, Missouri and more particularly described as follows, to wit: Commencing at the Northeast corner of USS #3311, Township 37 North, Range 2 East, said corner presently marked by a stone pile and more particularly located by Missouri State Coordinates 763522.489 and 422296.400 East; thence East 189.15 feet to a point thence South 1098.44 feet to the point of beginning the land hereby surveyed, being also the Northeast corner of said land and marked by an iron pin with cap which was set on the South Right of Way Line of Missouri Rt. “A” (8) and more particularly located by Missouri State Coordinates 76242.050 North and 422485.548 East; thence along said Right of Way Line North 80 degrees 20 minutes 07 seconds West, 382.53 feet to a point; thence North 82 degrees 20 minutes 20 seconds West, 298.88 feet to an iron pin; thence leaving said South Right of Way Line, South 12 degrees 20 minutes 23 seconds West, 669.46 feet to an iron pin with cap; thence South 77 degrees 39 minutes 37 seconds East, 680.00 feet to an iron pin with cap; thence North 12 degrees 20 minutes 23 seconds East, 711.69 feet to the True Point of Beginning, EXCEPTING all that part conveyed to Mid-America Georgian Nursing L.P. by a Special Warranty Deed recorded in Book 235 Page 235.

Exhibit B-5 to APA (MO-9)

TRACT 2 BEING ALSO DESCRIBED AS:

Commencing at the Northeast corner of USS #3311, Township Thirty-Seven (37) North, Range Two (2) East, said corner presently marked by a stone pile and more particularly located by Missouri State Coordinates 763,522.489 North and 422,296.400 East; thence East 189.15 feet and South 1098.44 feet to the point of beginning, being presently marked by an iron rod on the South Right of Way line of Missouri Route (A) 8 and more particularly located by Missouri State Coordinates 762,424.050 North and 422,485.548 East; thence along said Right of Way Line North 80 degrees 20 minutes 07 seconds West 382.53 feet to a point; thence North 82 degrees 20 minutes 20 seconds West 98.88 feet to a point; thence leaving said South Right of Way, South 19 degrees 19 minutes 24 seconds East, 569.30 feet to a point; thence South 12 degrees 20 minutes 23 seconds West, 200.00 feet to a point; thence South 77 degrees 39 minutes 37 seconds East, 180.00 feet to an Iron rod with cap, set in concrete; thence North 12 degrees 20 minutes 23 seconds East, 711.69 feet to the true point of beginning, being situated in Washington County, Missouri.

SURVEYOR’S DESCRIPTION OF TRACTS 1 & 2, MORE PARTICULARLY DESCRIBED AS:

A portion of USS 3311, Township Thirty-Seven (37) North, Range Two (2) East, 5th PM, lying and situated in Washington County, Missouri and more particularly described as follows, to wit: Commencing at the Northeast Corner of USS #3311, Township 37 North, Range 2 East, said corner presently marked by a stone pile and more particularly located by Missouri State Coordinates 763522.489 and 422296.400 East; thence East 189.15 feet to a point thence South 1098.44 feet to the point of beginning the land hereby surveyed. Being also the Northeast Corner of said land and marked by an iron pin with cap which was set on the South Right of Way line of Missouri Route “A” (8) and more particularly located by Missouri State Coordinates 762424.050 North and 422485.548 East; thence along said Right of Way line North 80 degrees 20 minutes 07 seconds West, 382.53 feet to a point; thence North 82 degrees 20 minutes 20 seconds West 299.37 feet to an iron pin; thence leaving said South Right of Way line, South 12 degrees 31 minutes 06 seconds West, 665.58 feet to an iron pin with cap; thence South 77 degrees 39 minutes 37 seconds East, 680.00 feet to an iron pin with cap; thence North 12 degrees 20 minutes 23 seconds East, 711.69 feet to the true point of beginning.

Exhibit B-5 to APA (MO-9)

EXHIBIT B-6

GOLDEN YEARS LEGAL DESCRIPTION

TRACT 1:

Part of the West half of the Southwest Quarter of Section 34, Township 45, Range 31, in the City of Harrisonville, Cass County, Missouri, described as follows: From the Southwest corner of the Southwest Quarter of Section 34, aforesaid, run thence North along the West line of Section 34, 1795.65 feet; thence South 89 degrees 33 minutes 13 seconds East, along the South line of the Cass County Rest Home 40 acre tract, 591.27 feet to the true point of beginning of the tract to be described; continuing thence South 89 degrees 33 minutes 13 seconds East, 413.26 feet to the Southeast corner of said Cass County 40 acre tract; thence North 0 degrees 21 minutes 00 seconds West along the East line thereof, 531.23 feet; thence West 410 feet; thence South 528 feet to the point of beginning, subject to that part, if any, in streets, roadways, highways or other public right-of-ways.

TRACT 2:

Part of the West half of the Southwest Quarter of Section 34, Township 45, Range 31, in the City of Harrisonville, Cass County, Missouri, described as follows: From the Southwest corner of the Southwest Quarter of Section 34, aforesaid run thence North, along the West line of Section 34, 1795.65 feet; thence South 89 degrees 33 minutes 13 seconds East, 1004.53 feet to the Southeast corner of that tract conveyed to the County of Cass in Deed Book 187, Page 216, of the County Records; thence North 0 degrees 21 minutes 00 seconds West, along the East line of said tract, 531.23 feet to the true point of beginning of the tract to be described; continuing thence North 0 degrees 21 minutes 00 seconds West, 200 feet; thence West 408.78 feet; thence South 200 feet; thence East 410 feet to the point of beginning, subject to that part, if any, in streets, roadways, highways or other public right-of-ways.

Tract 3:

Easement for access, ingress and egress created by Easement dated July 31, 1986 and recorded September 12, 1986 in Book 958 at Page 44. Subject to the terms, provisions and conditions set forth in said instrument.

Exhibit B-6 to APA (MO-9)

EXHIBIT B-7

MARSHFIELD LEGAL DESCRIPTION

All of the South Half of the following described property: A part of the Northwest Quarter of the Southwest Quarter of Section 10,, Township 30 North, Range 18 West described as beginning at a point 20 rods south of the Northwest corner of the Northwest Quarter of the Southwest Quarter, running thence East 40 rods; thence South 40 rods, thence West 40 rods, thence North 40 rods to the place of beginning, all being in Webster County, Missouri.

Being also:

A part of the Northwest Quarter of the Southwest Quarter of Section 10, Township 30 North, Range 18 West, City of Marshfield, Webster County, Missouri, being more particularly described as follows: Commencing at the Northwest corner of the Northwest Quarter of the Southwest Quarter of said Section 10; thence along the West line of said Southwest Quarter, South 00 degrees 00 minutes 00 seconds West, a distance of 660.00 feet to the point of beginning; thence South 89 degrees 25 minutes 54 seconds East, a distance of 659.61 feet; thence South 00 degrees 00 minutes 00 seconds West, a distance of 330.03 feet; thence North 89 degrees 25 minutes 54 seconds West, a distance of 659.61 feet to a point on the West line of the Southwest Quarter of said Section 10; thence along said West line, North 00 degrees 00 minutes 00 seconds East, a distance of 330.03 feet to the point of beginning.

Exhibit B-7 to APA (MO-9)

EXHIBIT B-8

OREGON LEGAL DESCRIPTION

A tract of land in the Northeast Quarter of Section 34, Township 60 North of Range 38 West in Holt County, Missouri, and being more particularly described as follows:

Commencing at the Southeast Corner of Lot 17 Southview Estates:

thence South 00 degrees 33 minutes 00 seconds West 256.0 feet;

thence South 26 degrees 30 minutes 00 seconds West 264.92 feet;

thence South 71 degrees 30 minutes 00 seconds West 114.69 feet;

thence North 19 degrees 45 minutes 04 seconds West 208.78 feet;

thence South 72 degrees 16 minutes 12 seconds West 158.00 feet;

thence North 58 degrees 33 minutes 05 seconds West 161.23 feet;

thence North 47 degrees 25 minutes 00 seconds East 28.73 feet;

thence North 24 degrees 35 minutes 00 seconds East 100.32 feet;

thence North 29 degrees 30 minutes 00 seconds East 110.88 feet;

thence North 16 degrees 00 minutes 00 seconds East 94.88 feet;

thence South 89 degrees 49 minutes 00 seconds East 444.34 feet to the point of beginning.

FOR INFORMATION ONLY:

Address:	501 S Monroe Street
Oregon, MO 64473
Parcel No.:	17-8-34-00-00-02.000

Exhibit B-8 to APA (MO-9)

EXHIBIT B-9

TIFFANY HEIGHTS LEGAL DESCRIPTION

Commencing 11.41 1/2 chains West of the Northeast corner of the Northwest Quarter of Section 31. Township 62, Range 38,; thence West on Section line 8.48 chains to the Northwest corner of the Northeast Quarter of the Northwest Quarter of said Section 31; thence South 2.91 chains: thence East 8.68 chains; thence North 4 degrees West 2.91 chains to commencing. containing 2 1/2 acres. more or less.

Commencing 2 chains and 91 links South of the Northeast corner of the Northwest Quarter of the Northwest Quarter of Section 31, Township 62, Range 38 West of the 5th P.M.; thence South 1 chain and 72 links; thence East 8 chains and 73 links; thence North 4 degrees West 1 chain and 73 links; thence West 8 chains and 68 links to place of beginning, containing 1.50 acres;

which property is sometimes also described as:

Commencing at the Northwest corner of the Northeast Quarter of the Northwest Quarter of Section 31, Township 62. Range 38 West of the 5th P.M.; thence South 305.58 feet: thence East parallel to the section line 576.18 feet; thence North 4 degrees West 114.18 feet: thence West 3.30 feet; thence North 4 degrees West 192.06 feet; thence West along the section line to the place of beginning, containing 4.4 acres more or less in the County of Holt State of Missouri.

And being, more particularly described as follows:

A TRACT OF LAND BEING LOCATED IN THE NORTHEAST QUARTER OF THE NORTHWEST QUARTER SECTION 31, TOWNSHIP 62 NORTH, RANGE 38 WEST, IN HOLT COUNTY, MISSOURI AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS: COMMENCING AT A FOUND 1” BRASS DISK BEING THE NORTHEAST CORNER OF THE NORTHWEST QUARTER OF SECTION 31, TOWNSHIP 62 NORTH. RANGE 38 WEST AND RUNNING ALONG THE NORTH LINE OF SAID SECTION. N87°53°277W FOR A DISTANCE OF 1318.86 FEET TOA FOUND 1/27 REBAR BEING THE NORTHWEST CORNER OF THE NORTHEAST QUARTER OF TE IL NOR THWEST QUARTER OF SECTION 31. TOWNSHIP 62 NORTH, RANGE 38 WEST AND THE POINT OF BEGINNING OF THE HEREIN DESCRIBED TRACT; THENCE FROM SAID POINT OF BEGINNING RUNNING ALONG THE NORTH LINE OF SAID SECT ION, $87°53°27°E, PASSING A SET 5/8” CAPPED REBAR AT A DISTANCE OF 527.56 FEET AND CONTINUING FOR A TOTAL DISTANCE OF 559.68 FEET TO THE NORTHEAST CORNER OF THE SUBJECT PROPERTY; THENCE RUNNING S01°37°367E FOR A DISTANCE OF 303.08 FEET TO THE SOUTHEAST CORNER OF THE SUBJECT PROPERTY; THENCE RUNNING N87°50°59°W, PASSING A SET 5/8” CAPPED REBAR AT A DISTANCE OF 23.69 FEET AND CONTINUING FOR A TOTAL DISTANCE OF 576.18 FEET TO A FOUND 5/87 REBAR BEING THE SOUTHWEST CORNER OF THE SUBJECT PROPERTY: THENCE RUNNING NO1°29°35°E FOR A DISTANCE OF 302.04 FEET TO THE POINT OF BEGINNING OF THE HEREIN DESCRIBED TRACT, CONTAINING 171,642 SQUARE FEET OR 3.94 ACRES, MORE OR LESS.

TOGETHER WITH rights for ingress and egress as described in that certain Perpetual Mutual Non-Exclusive Easement recorded November 1, 1994 as Document No. 1224 in Book 311 at Page 300 of Official Records.

FOR INFORMATION ONLY:

Address:	1531 Nebraska Street
Mound City, MO 64470
Parcel No.:	09-9-31-02-02-01.000

Exhibit B-9 to APA (MO-9)

EXHIBIT C

PURCHASE PRICE ALLOCATION

[To be agreed upon by the parties prior to Closing]

Facility	Address	Purchase Price Allocation

Big Spring Care Center	202 E Mill Street,	Land & Building:	$
for Rehab and	Humansville, MO 65674	Furniture, Fixtures & Equipment:	$
Healthcare		Good Will:	$

		Total Allocation:	$

Buffalo Prairie	631 W Main Street,	Land & Building:	$
Center for Rehab and	Buffalo, MO 65622	Furniture, Fixtures & Equipment:	$
Healthcare		Good Will:	$

		Total Allocation:	$

Cassville Health	1300 County Farm Road,	Land & Building:	$
Center for Rehab and	Cassville, MO 65625	Furniture, Fixtures & Equipment:	$
Healthcare		Good Will:	$

		Total Allocation:	$

Country Aire	18540 MO-16, Lewistown,	Land & Building:	$
Retirement Center	MO 63452	Furniture, Fixtures & Equipment:	$
		Good Will:	$

		Total Allocation:	$

Georgian Gardens	1 Georgian Gardens	Land & Building:	$
Center for Rehab and	Drive, Potosi, MO 63664	Furniture, Fixtures & Equipment:	$
Healthcare		Good Will:	$

		Total Allocation:	$

Golden Years Center	2001 Jefferson Parkway	Land & Building:	$
for Rehab and	Harrisonville, MO 64701	Furniture, Fixtures & Equipment:	$
Healthcare		Good Will:	$

		Total Allocation:	$

Marshfield Care	800 South White Oak	Land & Building:	$
Center for Rehab and	Road, Marshfield, MO	Furniture, Fixtures & Equipment:	$
Healthcare	65706	Good Will:	$

		Total Allocation:	$

Oregon Care Center	501 S Monroe Street,	Land & Building:	$
	Oregon, MO 64473	Furniture, Fixtures & Equipment:	$
		Good Will:	$

		Total Allocation:	$

Tiffany Heights	1531 Nebraska Street,	Land & Building:	$
	Mound City, MO 64470	Furniture, Fixtures & Equipment:	$
		Good Will:	$

		Total Allocation:	$

Exhibit C to APA (MO-9)

EXHIBIT D

FORM OF DEED

Attached

Exhibit D to APA (MO-9)

Space Above for Recorder’s Use Only

DOCUMENT COVER SHEET

TITLE OF DOCUMENT:	Special Warranty Deed

DATE OF DOCUMENT:	_____________ ___, 2025

GRANTOR’S NAME: MAILING ADDRESS:	[_______________________] c/o Blue Sky Basin 110 Rockaway Turnpike, Suite 206 Lawrence, New York 11559

GRANTEE’S NAME: MAILING ADDRESS:	[__________________] [__________________] [__________________]

LEGAL DESCRIPTION:	See Exhibit A attached hereto.
REFERENCE BOOK AND PAGE NUMBER:	N/A

Exhibit D to APA (MO-9)

MISSOURI SPECIAL WARRANTY DEED

This SPECIAL WARRANTY DEED made and entered into on the _____ day of _____________ 2025, by and between [____________________], a Missouri limited liability company (“Grantor”), and [__________________], an Indiana limited liability company, (“Grantee”), who’s mailing address is [_____________________________________].

WITNESSETH, that Grantor, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration paid by Grantee, the receipt of which is hereby acknowledged, does by these presents Bargain and Sell, Convey and Confirm unto Grantee, its successors and assigns, the following described real estate, situated in the County of [_________], and State of Missouri, to-wit:

See Exhibit A attached hereto and made a part hereof (the “Property”).

TO HAVE AND TO HOLD the Property, together with all and singular the rights, privileges, appurtenances and immunities to the same belonging, unto Grantee, and to its successors and assigns forever. Grantor hereby covenanting that the Property is free and clear of any encumbrance done or suffered by Grantor, except as herein provided; and Grantor and its successors and assigns shall and will WARRANT AND DEFEND the title to the Property unto Grantee, and to its successors and assigns forever, against the lawful claims of all persons claiming by, through or under Grantor, but none other, subject only to those matters set forth in Exhibit B attached hereto and incorporated herein.

[Grantor signature on following page]

Exhibit D to APA (MO-9)

IN WITNESS WHEREOF, Grantor has caused these presents to be signed the day and year first above written.

[__________________________],
a Missouri limited liability company

By:
Name:	___________________________________
Title:	_______________________________

STATE OF __________________ )
) SS.
COUNTY OF _________________)

On this ____ day of ____________, 2025 before me personally, appeared _________________ to me personally known, who being by me duly sworn, did say that he is the _________________ of ______________________, a _____________ limited liability company, and that said instrument was signed and sealed in behalf of said company by authority of its members and/or mangers, and said members and/or managers acknowledged said instrument to be the free act and deed of said Company.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my notarial seal at my office at _______________________________________, the day and year last above written.

_________________________________________

Notary Public within and for said County and State

My commission expires: ___________________

Exhibit D to APA (MO-9)

EXHIBIT A

LEGAL DESCRIPTION

Exhibit D to APA (MO-9)

EXHIBIT B

PERMITTED EXCEPTIONS

1.	Any encroachment, encumbrance, violation, variation, or adverse circumstance affecting the Title that would be disclosed by an accurate and complete land survey of the Land.

2.	All assessments and taxes for the year 2025 and all subsequent years for the County of _____________ and the City of _________________.

3.	[Recorded Items]; and

4.	All laws, ordinances, regulations, restrictions, prohibitions and other requirements imposed by governmental authority, including, but not limited to, all applicable building, zoning, land use and environmental ordinances and regulations, affecting the occupancy, use or enjoyment of the Property.

Exhibit D to APA (MO-9)

EXHIBIT E

FORM OF BILL OF SALE

BILL OF SALE

_________________, a Missouri limited liability company (“Seller”), in consideration of Ten and No/100 Dollars ($10.00), receipt of which is hereby acknowledged, does hereby sell, assign, transfer and set over to [______________], an Indiana limited liability company (“Purchaser”), all of its right, title and interest in and to the following described personal property, to-wit:

All of the “Personal Property”, as defined in that certain Asset Purchase Agreement (“APA”), dated as of May [__], 2025, by and among Seller and Purchaser.

Seller hereby represents and warrants to Purchaser that Seller is the absolute owner of said property, that said property is free and clear of all liens, charges and encumbrances, and that Seller has full right, power and authority to sell said personal property and to make this Bill of Sale. Except as set forth in the APA, all warranties of quality, fitness and merchantability are hereby excluded.

Dated: _____________ __, 2025

(Signatures on following page)

Exhibit E to APA (MO-9)

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be signed and sealed in its name by its officer thereunto duly authorized as of the date set forth above.

SELLER:

[____________________],
a Missouri limited liability company

By:
Name:
Title:

Exhibit E to APA (MO-9)

EXHIBIT F

FORM OF GENERAL ASSIGNMENT

GENERAL ASSIGNMENT

THIS ASSIGNMENT, is made as of the ___ day of ______ 2025, by [___________________], a Missouri limited liability company (“Assignor”), to [_______________], an Indiana limited liability company (“Assignee”).

W I T N E S S E T H:

WHEREAS, by Asset Purchase Agreement (the “APA”), dated as of May [__], 2025, by and among Assignor and Assignee, Assignor agreed to sell to Assignee certain real property, improvements, fixtures, personal property and such other assets, as more fully described in the APA (the “Purchased Assets”) (capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the APA); and

WHEREAS, the APA provides, inter alia, that Assignor shall assign to Assignee, Assignor’s intangible property, the warranties, the permits and such other items applicable to the Purchased Assets, as more fully provided in the APA;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby agrees as follows:

1. Transfer of Intangible Property. Assignor hereby assigns, sets over and transfers to Assignee all of Assignor’s right, title and interest in, to and under all intangible property, to the extent the same constitute Purchased Assets pursuant to the APA.

2. Transfer of Warranties. Assignor hereby assigns, sets over and transfers to Assignee, all of Assignor’s right, title and interest in, to and under the warranties held in connection with the Property.

3. Transfer of Permits. Assignor hereby assigns, sets over and transfers to Assignee, all of Assignor’s right, title and interest in, to and under the permits held in connection with the Property.

4. Other Assets. Assignor hereby assigns, sets over and transfers to Assignee all of Assignor’s right, title and interest in, to and under any of the other Purchased Assets, which transfer may be effectuated only through an instrument for such assignment.

5. Assumption. Assignee hereby accepts the foregoing assignments set forth in Sections 1, 2, 3, and 4 hereof, provided, that said assignment and assumption shall in all respects be subject to the terms of the APA with regard to the rights and obligations of each of the parties hereto with respect to the items assigned hereunder, and in the event that any term of this Assignment shall contradict the APA, the APA shall control.

6. Miscellaneous. This Assignment and the obligations of Assignor and Assignee hereunder shall survive the closing of the transactions referred to in the APA shall be binding upon and inure to the benefit of Assignor and Assignee, and their respective successors and assigns, shall be governed by and construed in accordance with the laws of the State of Missouri and may not be modified or amended in any manner other than by a written agreement signed by the party to be charged therewith.

(Signatures on following page)

Exhibit F to APA (MO-9)

IN WITNESS WHEREOF, Assignor has duly executed this Assignment as of the day and year first above written.

ASSIGNOR:

[_____________________],
a Missouri limited liability company

By:
Name:
Title:

ASSIGNEE:

______________________,
a __________________________

By:
Name:
Title:

Exhibit F to APA (MO-9)

EXHIBIT G

DEFINITIONS

The terms defined in this Exhibit G, whenever and wherever used in this Agreement (including in all Exhibits and Schedules, unless otherwise defined therein), shall have the respective meanings ascribed to them below for all purposes of this Agreement (each such meaning to be equally applicable to the singular and the plural forms of the respective terms defined). All reference herein to a Section, Exhibit or Schedule are to a Section, Schedule or Exhibit of or to this Agreement, unless otherwise indicated. The words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole (including all Exhibits and Schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears. The words “include”, “includes”, and “including” shall be deemed to be followed by the phrase “without limitation.” Unless the context requires otherwise, the word “or” shall not be interpreted as an expression of either state of possibility but shall be construed to mean “and/or.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

“Accounts Receivable” means all accounts and notes receivables (whether current or non-current) of Seller, including trade account receivables outstanding as of the Effective Time and any other rights to receive payment as of the Effective Time in respect of services rendered prior to the Effective Time.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such specified Person. For purposes of the foregoing, (a) a Person shall be deemed to control a specified Person if such person (or a Family Member of such Person) possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such specified Person or (b) if such other person is at such time a direct or indirect beneficial holder of at least 25% of any class of equity interests of such specified Person.

“Applicable Law” means, with respect to any Person, any federal, state or local statue, law, ordinance, rule, regulation, writ, Order or other requirement of any Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, members, partners or employees (in connection with such officer’s, director’s member’s, partner’s or employee’s activities on behalf of such person or any of its Affiliates).

“Business” means the business conducted by Seller and proposed to be conducted by Seller as of the Effective Date.

“Business Day” means any day other than a Saturday, Sunday or a weekday on which banks in Missouri are authorized or required to be closed.

“Cash” means, when used with respect to any Person, all cash, cash equivalents, certificates of deposit, bank deposits, treasury bills and other cash equivalents of such Person.

“Closing Date” means the date on which the Closing actually occurs.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Governmental Authority” means any federal, state local or municipal government or any subdivision thereof, any regulatory or administrative authority, or any agency or commission or any court, tribunal or judicial or arbitral body.

“Improvements” means, with respect to any real estate property, all buildings, improvements and fixtures, and components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof; heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems; environmental control, remediation and abatement systems; sewer, storm and waste water systems; irrigation and other water distribution systems; parking facilities; fire protection, security and surveillance systems; and telecommunications, computer, wiring and cable installations, included within such property.

“Indebtedness” means, with respect to any Person, and without duplication, (i) any indebtedness or other obligation for borrowed money; (ii) any obligation incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the Ordinary Course of Business; (iii) the face amount of all letters of credit issued for the account of such Person; (iv) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens; (v) capitalized lease obligations; (vi) unfunded obligations for pension, retirement, severance benefits for any officer, director or employee of such Person; (vii) unfunded obligations for deferred compensation for any officer, director or employee of such Person; (viii) all guarantees and similar obligations of such Person; (ix) all bankers acceptances and overdrafts; (x) all interest, prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any indebtedness; (xi) under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (xii) issued or assumed as the deferred purchase price of property or services (other than trade accounts payable or accounts payable to independent contractors), and (xiii) for all accrued interest on, and arising from any breach of, any of the foregoing.

“Liability” means any liability, obligation, claim, Indebtedness, penalty, cost or expenses (including costs of investigation, collection, defense, and environmental remediation or investigation), deficiency, guaranty or endorsement of or by any Person of any type, secured or unsecured, whether accrued, fixed, absolute, or contingent, asserted or unasserted, due or to become due, whether or however arising (including contract, tort, negligence or strict liability), liquidated or unliquidated, known or unknown and whether or not current or long term.

Exhibit G-2

“Lien” means any claim, lien (statutory or otherwise), encumbrance, pledge, Liability, restriction, charge, instrument, license, preference, priority, security agreement, covenant, right of recovery, option, charge, hypothecation, easement, security interest, interest, right of way, encroachment, mortgage, deed of trust, imperfection of title, prior assignments, Tax (including federal, state and local Tax), Order or other encumbrance or charge of any kind or nature whatsoever including (i) any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing; (ii) any assignment or deposit arrangement in the nature of a security device; and (iii) any leasehold interest, license or other right, in favor of a Third Party or Seller, to use any portion of the Purchased Assets, whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown.

“Order” means any decree, order, injunction, rule, judgment, and consent of or by any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business of Seller consistent with past custom and practice.

“Other Documents” means Bill of Sale, Deed, General Assignment, Seller Disclosure Schedule and any certificates, instruments, agreements and other documents contemplated under this Agreement.

“Permits” means all municipal, state, federal and local consents, Orders, filings, franchises, permits, approvals, certificates, licenses, agreements, waivers, and authorizations issued by, or otherwise granted by, any Governmental Authority that are held by Seller, or used by Seller in connection with the Business or the Purchased Assets (including all modifications thereto or renewals thereof).

“Person” means any person, firm, corporation, partnership, joint venture, limited liability company, association or other entity (governmental or private).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, depositing, escaping, leaching, migrating, dumping or disposing, or other release into the indoor or outdoor environment, including soil, land, surface or subsurface strata, waters (including navigable ocean, stream, pond, reservoirs, drainage basins, wetland, ground, and drinking), sediments, ambient air (including indoor), and all other environmental media or natural resources.

“Representative” means, with respect to any Peron, any of its attorneys, accountants, agents, consultants or other representatives.

“Seller Disclosure Schedules” means the schedules of exceptions to the representations and warranties of Seller in this Agreement (which shall be delivered to Purchaser by Seller prior to the execution and delivery of this Agreement by the parties hereto).

“Seller’s Knowledge,” “Knowledge of Seller” and similar formulations means the actual knowledge of Eliot Berger or Bernard David Perlow, after due inquiry.

Exhibit G-3

“Tax” and, with correlative meaning, “Taxes” means with respect to any Person (i) all federal, state, local, county, foreign and other taxes, assessments or other government charges, including any income, alternative or add-on minimum tax, estimated gross income, gross receipts, sales, use, ad valorem, value added, transfer, capital stock franchise, profits, license, registration, recording, documentary, intangibles, conveyancing, gains, withholding, payroll, employment, social security (or similar), unemployment, disability, excise, severance, stamp, occupation, premium, property (real and personal), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment, charge, or tax of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign) whether such Tax is disputed or not; (ii) liability for the payment of any amounts of the type described in clause (i) above relating to any other Person as a result of being party to any agreement to indemnify such other Person, being a successor or transferee of such other Person, or being a member of the same affiliated, consolidated, combined, unitary or other group with such other Person; or (iii) liability for the payment of any amounts of the type described in clause (i) arising as a result of being (or ceasing to be) a member of any affiliated group as defined in Section 1504 of the Code, or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law (or being included (or required to be included) in any Tax Return relating thereto).

“Tax Return” means any report, return, declaration, claim for refund or other information or statement supplied or required to be supplied by Seller relating to Taxes, including any schedules or attachments thereto and any amendments thereof.

“Third Party” means any Person other than Seller, Purchaser or any of their respective Affiliates.

“Transaction Expenses” shall mean (i) the aggregate attorneys’, accountants’ and brokers’ fees and expenses incurred or to be incurred by Seller that remain unpaid as of the Effective Time, (ii) the amount of real estate transfer tax imposed by Applicable Law and consistent with payment customs of the location in which the relevant real estate property is located in connection with the transactions contemplated by this Agreement, (iii) payment of all special and betterment assessments, water rates and sewer charges, in each case on a prorated basis and adjusted as of the Effective Time and (iv) all other fees and expenses relating to the transfer of Property in accordance with this Agreement (including, without limitation, cost of recording, preparing the Deed and applicable brokerage commissions), in each case of (i), (ii), (iii) and (iv), to the extent not paid in full prior to or at the Closing.

Exhibit G-4